UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2009

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into Material Definitive Agreement

iStar Financial Inc. (the “Company”) announced on March 16, 2009 that it has consummated its previously announced new secured term loan and restructuring of its existing unsecured revolving credit facilities.

The Company entered into a $1.0 billion First Priority Credit Agreement (the “First Priority Credit Agreement”), dated as of March 13, 2009, with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and the bank lenders named therein.  The First Priority Credit Agreement will mature on June 26, 2012.  Amounts available under the First Priority Credit Agreement may be drawn down over time in up to eight borrowings of no less than $100 million each.  Borrowings will bear interest at the rate of LIBOR plus 2.50% per year, subject to adjustment based upon the Company’s corporate credit ratings.  Borrowings under the First Priority Credit Agreement will be secured by a pool of collateral (the “Collateral Pool”) of loan assets, corporate tenant lease assets and securities having an aggregate value, determined in accordance with the agreement, of not less than 1.2x the principal amount of aggregate borrowings under the First Priority Credit Agreement and the Second Priority Credit Agreements described below.  Assets may be removed from and added to the Collateral Pool in accordance with the credit agreements, subject to maintaining the required collateral coverage.  Certain of the Company’s wholly-owned subsidiaries that own assets included in the Collateral Pool will guarantee amounts due under the First Priority Credit Agreement and the Second Priority Credit Agreements.  The Company may use the proceeds from the new loan for general corporate purposes, subject to limited exceptions, and may draw amounts over time.

The Company also entered into a $1.695 billion 2011 Second Priority Credit Agreement (the “2011 Second Priority Credit Agreement”) and a $950 million 2012 Second Priority Credit Agreement (the “2012 Second Priority Credit Agreement” and together with the 2011 Second Priority Credit Agreement, the “Second Priority Credit Agreements”), each dated as of March 13, 2009, and with the same parties as the First Priority Credit Agreement.  Under the Second Priority Credit Agreements, the bank lenders named therein will have a second lien on the Collateral Pool.  The loan commitments under the Second Priority Credit Agreements represent the commitments under the Company’s unsecured revolving credit facilities of those lenders who provided commitments under the First Priority Credit Agreement.  Such lenders’ commitments under the unsecured facilities have been terminated and replaced by their commitments under the Second Priority Credit Agreements.  As of the closing of the Second Priority Credit Agreements, there were approximately $2.65 billion of outstanding borrowings under the Second Priority Credit Agreements.  Of this amount, $1.06 billion are term loans due June 28, 2011, $590 million are term loans due June 26, 2012 and $1.0 billion are revolving loans.  Of the aggregate $1.0 billion of revolving loan commitments, $640 million will expire on June 28, 2011 and $360 million will expire on June 26, 2012.  Borrowings under the Second Priority Credit Agreements will bear interest at the rate of LIBOR plus 1.50% per year, subject to adjustment based upon the Company’s corporate credit ratings.

The First Priority Credit Agreement and the Second Priority Credit Agreements contain a number of covenants, including the following financial covenants:

•                  Minimum consolidated tangible net worth of $1.5 billion;

•                  Ratio of total debt to net worth equal to or less than 5:00 to 1:00;

•                  Ratio of EBITDA to fixed charges equal to or greater than 1:00 to 1:00;

•                  Ratio of unencumbered assets to unsecured debt of 1:20 to 1:00;

•                  Limitation on liens, excluding liens in favor of the Secured Exchange Notes (as defined below), a permitted lien basket of $750 million subject to certain conditions, refinancings and extensions of existing secured debt subject to certain conditions and other customary permitted liens;

•                  For so long as the Company qualifies as a REIT, it may pay annual dividends equal to the greater of (x) 110% of the company’s adjusted earnings and (y) 100% of the Company’s REIT taxable income.  If the Company ceases to qualify as a REIT, it may not pay dividends on its common equity;

•                  Limitation on secured recourse indebtedness in excess of 20% of consolidated tangible net worth, excluding the Secured Exchange Notes;

•                  Restrictions on changes of control and certain amendments of the Company’s governing documents;

•                  Limitations on prepayments, repurchases, refinancings and optional redemptions of existing notes of the Company or Secured Exchange Notes, in each case with maturities after June 26, 2012, except for permitted repurchases using not more than $750 million of funds (of which not more than $350 million may be used while any commitments remain outstanding under the First Priority Credit Agreement) and refinancings using Secured Exchange Notes and new unsecured notes of the Company with maturities after December 31, 2012; and

•                  Limitation on repurchases of shares of the Company’s common stock to not more than $100 million (no more than $50 million of which may be used for such repurchases prior to December 31, 2010).

The First Priority Credit Agreement and the Second Priority Credit Agreements contain customary events of default including payment defaults, representations and warranties failing to be true in material respects, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, bankruptcy events and defaults under the collateral agreements relating to the First Priority Credit Agreement and the Second Priority Credit Agreements.  Some of the events of default are subject to cure periods.

The First Priority Credit Agreement and the Second Priority Credit Agreements contemplate that the Company may offer to exchange newly issued secured notes for some or all of the Company’s outstanding unsecured notes.  The credit agreements provide that the Company may issue up to $1.0 billion aggregate principal amount of secured exchange notes which are entitled to share ratably in the Collateral Pool with the Second Priority Credit Agreements, and an unlimited principal amount of secured exchange notes that have a third priority interest in the Collateral Pool (collectively, the “Secured Exchange Notes”).  If any second priority Secured Exchange Notes are issued, the minimum collateral coverage test of the Collateral Pool will increase from 1.2x to 1.3x the aggregate principal amount of outstanding borrowings under the First Priority Credit Agreement, the Second Priority Credit Agreements and the second priority Security Exchange Notes.

Finally, the Company entered into an amendment of the Company’s existing $2.2 billion unsecured revolving credit facility (the “2006 Amendment”), dated as of March 13, 2009, with Bank of America N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the bank lenders named therein and an amendment of the Company’s existing $1.2 billion unsecured revolving credit facility (the “2007 Amendment” and together with the 2006 Amendment, the “Amendments”), dated as of March 13, 2009, with the same parties as the 2006 Amendment.  The Amendments were approved by more than the required percentage of the lenders under these facilities.  The Amendments eliminate certain covenants and events of default.  After giving effect to the First Priority Credit Agreement and the Second Priority Credit Agreements, the unsecured revolving credit facilities will have approximately $775 million aggregate amount of commitments thereunder, of which approximately $525 million will terminate on June 28, 2011 and approximately $250 million will terminate on June 26, 2012.  The unsecured revolving credit facilities will be fully drawn and may not be repaid while the First Priority Credit Agreement and the Second Priority Credit Agreements remain outstanding.  Lenders under these facilities will remain unsecured and no changes were made to the pricing terms of these facilities.

ITEM 8.01	Other Events

On March 16, 2009, the Company announced that its board of directors has authorized the Company to repurchase up to $50 million of its common stock from time to time in open market and privately negotiated purchases.  The Company has entered into a rule 10b5-1 trading plan with an investment banking firm through which the Company may make purchases of its common stock.

ITEM 9.01	Financial Statements and Exhibits

10.1.  First Priority Credit Agreement, dated as of March 13, 2009, among iStar Financial Inc. and JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and the bank lenders named therein.

10.2.  Second Priority Credit Agreement (2011 Maturities), dated as of March 13, 2009, among iStar Financial Inc. and JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and the bank lenders named therein.

10.3.  Second Priority Credit Agreement (2012 Maturities), dated as of March 13, 2009, among iStar Financial Inc. and JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and the bank lenders named therein.

10.4  2006 Amendment and Commitment Transfer Agreement, dated as of March 13, 2009, among iStar Financial Inc. and Bank of America N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the bank lenders named therein.

10.5  2007 Amendment and Commitment Transfer Agreement, dated as of March 13, 2009, among iStar Financial Inc. and Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the bank lenders named therein.

99.1  Press release dated March 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: March 19, 2009	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: March 19, 2009	By:	/s/ James D. Burns
James D. Burns
Chief Financial Officer